                                                                     Exhibit G.2

                                                                           FINAL

                              SUBADVISORY AGREEMENT

     This Subadvisory Agreement is made and entered into as of July 31, 2002 between General Motors Investment Management Corporation (the "Adviser") and Numeric Investors L.P. (the "Subadviser").

     WHEREAS, the Adviser serves as investment adviser to GM Absolute Return Strategies Fund I (the "Portfolio"), a series of GM Absolute Return Strategies Fund, LLC (the "Company"), pursuant to an Investment Advisory Agreement between the Adviser and the Company dated as of June 15, 2001, as amended from time to time (the "Advisory Agreement");

     WHEREAS, the Company (and the Portfolio) intend to engage in business as an investment company;

     WHEREAS, the Company (and the Portfolio) are currently not subject to registration as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), pursuant to an exception available under the 1940 Act;

     WHEREAS, the Company currently anticipates that it will register under the 1940 Act (upon which the Company will be referred to in this Agreement as a "1940 Act Registered Company"), although it is not required to do so hereby;

     WHEREAS, the Advisory Agreement permits the Adviser to retain one or more subadvisers on behalf of the Portfolio; and

     WHEREAS, the Adviser wishes to appoint the Subadviser to manage certain assets of the Portfolio, and the Subadviser is willing to accept such appointment, all subject to and in accordance with the terms and conditions contained herein and, if the Company is a 1940 Act Registered Company, the 1940 Act.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. Appointment as Subadviser. The Adviser hereby retains the Subadviser to provide investment management services with respect to the Subadvised Assets (as that term is defined in Section 2) in accordance with the terms and conditions of this Agreement, subject to the supervision of the Adviser and the Company's Board of Managers ("Board"), once such Board is appointed, and the Subadviser hereby accepts such retention as subadviser. In such capacity, the Subadviser shall be responsible for the Portfolio's investments with respect to the Subadvised Assets.

     2. Subadvised Assets. The "Subadvised Assets" shall consist of (i) that portion of the cash and investments of the Portfolio as the Adviser may place under the supervision of the Subadviser from time to time plus (ii) all investments, reinvestments and proceeds of the sale thereof, including, without limitation, all dividends and interest on investments, and all appreciation thereof and additions thereto, less depreciation thereof and withdrawals therefrom.

The Adviser will give five (5) business days' prior written notice to the Subadviser of any anticipated additions to or anticipated withdrawals from the Subadvised Assets.

     3. Investment Guidelines and Objectives. The Subadviser is authorized and directed and agrees to cause the Subadvised Assets to be invested, held and sold in accordance with the objectives and guidelines set forth in Schedule A attached hereto (the "Investment Guidelines") and, if the Company is a 1940 Act Registered Company, the Company's registration statement as in effect from time to time under the 1940 Act ("1940 Act Registration Statement"). The Adviser or the Board may from time to time amend the Investment Guidelines and the Company may from time to time amend any 1940 Act Registration Statement. Any amendment to the Investment Guidelines or Registration Statement, including any amendment to such Registration Statement, shall be effective with respect to the Subadviser five (5) days after receipt of notice thereof by the Subadviser.

     4. Custody of Assets.

          4.1 All Subadvised Assets will be held by the Company's designated custodian ("Custodian") in one or more of the Portfolio's custody accounts under custody arrangements with the Custodian and approved by the Company ("Custody Agreements," which shall include any amendments or additional agreements entered into after the date hereof provided such agreements are delivered to Subadviser). The Subadviser shall at no time have custody or physical control of any of the Subadvised Assets. Subadviser acknowledges receipt of the Custody Agreements and agrees to comply at all times with all requirements relating to such arrangements to the extent applicable to the performance of the Subadviser's obligations under this Agreement. The Adviser acknowledges that all fees and expenses of the Custodian are paid by the Company.

          4.2 The Adviser shall use its best efforts to cause the Company on behalf of the Portfolio, subject to any approval required of the Board, and the Custodian to accept instructions from the Subadviser to execute transactions for the Subadvised Assets and to provide the Subadviser daily and monthly reports concerning the status of the Subadvised Assets and such other information relating to the Subadvised Assets as the Subadviser may from time to time request. As of the date of this Agreement, the Adviser represents to the Subadviser that all requisite authority has been obtained to permit the Subadviser to manage the Subadvised Assets in accordance with the terms of this Agreement pursuant to instructions given to the Custodian by the Subadviser and the Adviser agrees to notify the Subadviser in writing if such authority is terminated during the term of this Agreement.

          4.3 Instructions of the Subadviser to the Custodian shall be made as required by the Custody Agreements. The Subadviser shall instruct all brokers or dealers executing orders on behalf of the Subadvised Assets to forward to the Custodian and the Adviser copies of all brokerage confirmations promptly after execution of transactions. Upon giving proper instructions to the Custodian, the Subadviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian.

     5. Powers and Duties of the Subadviser. In its full discretion, the Subadviser shall have full power and duty to invest and reinvest the Subadvised Assets in such eligible securities

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(as specified in Schedule A hereto), in either long or short positions, as the
Subadviser in its discretion shall consider to be in the best interest of the beneficial owners of the Company with respect to the Portfolio; provided, however, that all such activities shall be conducted in a manner consistent with the Investment Guidelines and the Subadviser's obligations and duties under the applicable law, including, as applicable, the 1940 Act and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). In this connection, the Subadviser shall have full power and authority to (i) issue orders for the Subadvised Assets to a broker or dealer; (ii) instruct the Custodian to exercise or abstain from exercising any option, privilege or right held with respect to Subadvised Assets; (iii) monitor the correct collection of income on the Subadvised Assets by the Custodian; and (iv) take any other action with respect to securities or other property comprising the Subadvised Assets as needed to serve the best interest of the beneficial owners of the Company with respect to the Portfolio and to follow the Investment Guidelines.

     The Subadviser shall manage the Subadvised Assets in accordance with the applicable requirements and fiduciary standards under ERISA and the 1940 Act, each as applicable, and any regulations from time to time promulgated thereunder. To the extent that any provision of this Agreement or any written or oral instructions issued in connection with the management of the Investment Account conflicts with any applicable provision of ERISA, the 1940 Act or any such regulation, the provisions of ERISA, the 1940 Act, or any regulation thereunder, each as applicable, shall be followed.

     6. Adviser Authorization. The Adviser shall provide the Subadviser with a list of authorized persons for the Company (which may be Adviser personnel) and their specimen signatures from whom the Subadviser may accept signed written day-to-day instructions, confirmations or authority under this Agreement.

     The Subadviser shall not be liable for acting in good faith upon any instruction, confirmation or authority purporting to have been signed by an authorized person, which signature the Subadviser reasonably believes to be genuine, notwithstanding the fact that subsequently it shall be shown that such instruction, confirmation or authority was not in fact signed by an authorized person.

     7. Investment Management Fees. As compensation for the Investment Manager's services rendered hereunder, the Adviser shall arrange for the Company to pay directly to the Subadviser the management fees and performance-based compensation described in Schedule B attached hereto. All fees must be approved, and their payment directed, by an authorized person for the Company (described in Section 6 above).

     8. Services to Other Clients. The services of the Subadviser are not to be deemed exclusive to the Portfolio, it being understood that the Subadviser may perform investment advisory services for various other clients and it is acknowledged that the Subadviser may give advice and take action with respect to any of its other clients which may differ from advice given, or from the timing or nature of actions taken, with respect to the Subadvised Assets.

     The Subadviser agrees that any transactions effected by the Subadviser on behalf of itself or by the Subadviser's general partners, officers, employees or other access persons (within the

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meaning of Rule 17j-1 under the 1940 Act) shall only be permitted if in compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and ERISA, each as applicable. The Subadviser represents, warrants and agrees that it has adopted and shall maintain in effect during the term of this Agreement, a code of ethics ("Code") adopted pursuant to Rule 17j-1 under the 1940 Act, a copy of which has been provided to the Company and the Adviser, which contains such provisions as are required under Rule 17j-1 and as the Subadviser reasonably believes are necessary to prevent it and any of its access persons from violating the Code. The Subadviser agrees that it will comply with (and require its access persons to comply with) the Code at all times during the term of this Agreement treating the Company as if it were at all times a 1940 Act Registered Company whether or not it is so registered and will provide to the Company and the Adviser a copy of all reports, information and amendments to the Code on a timely basis as required therein and by the 1940 Act. In connection with the Company becoming a 1940 Act Registered Company and after such registration, the Subadviser agrees that its Code, including amendments, shall be subject to approval by the Board, and the Subadviser agrees to make such modifications to such Code as are reasonably requested from time to time by the Board.

     9. Brokerage Services. The Subadviser shall have full discretion to select brokers or dealers to effect the purchase and sale of securities. Any brokerage agreements shall be executed by an authorized person designated under Section 6. When the Subadviser places orders for the purchase or sale of securities under this Agreement, the Subadviser shall seek to obtain the best available execution and, in connection with such selection, is authorized to consider the fact that a broker or dealer has furnished brokerage and/or research services for the benefit of the Portfolio directly or indirectly. The Subadviser is authorized to cause the Portfolio with respect to Subadvised Assets to pay brokerage commissions which may be in excess of the lowest rates available to brokers who execute transactions for the Subadvised Assets of the Portfolio or who otherwise provide brokerage and research services used by the Subadviser, provided that the Investment Manager determines in good faith that the amount of each such commission paid to a broker is reasonable in relation to the value of the brokerage and research services provided by such broker and that such transaction is in compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Subadviser agrees to select and monitor the performance of brokers and dealers in accordance with Section 28(e) of the Exchange Act and the Subadviser's duties under the 1940 Act, the Advisers Act and ERISA, as applicable, and any policies or procedures adopted by the Board.

     10. Proxies. The Subadviser shall have the power and the responsibility to vote, either in person or by proxy, tender and take all actions incident to the ownership of all securities in which the Subadvised Assets may be invested from time to time. Such proxy voting will be in accordance with the Subadviser's duties under applicable law. The Subadviser shall provide to the Adviser and the Company, promptly upon request, periodic reports summarizing the proxy voting. The Subadviser shall provide to the Company and the Adviser a copy of any proxy voting policies, upon the execution of this Agreement, and copies of every amendment to such proxy voting policies, prior to implementation of such amendments.

     11. Representations of Subadviser. The Subadviser represents and covenants to the Adviser and the Company as follows:

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     (a)  Subadviser is registered as an investment adviser under the Advisers
          Act and it will notify the Adviser and the Company of any change in its partners.;

     (b) Subadviser is eligible to act as an investment adviser to a 1940 Act Registered Company and is not subject to any disqualification under the 1940 Act which would preclude it from so acting and, if Subadviser ceases to be so eligible, is disqualified under the 1940 Act, or is subject to any SEC or other administrative enforcement action or administrative proceeding, it shall immediately notify the Adviser and the Company in writing;

     (c) Subadviser has provided a copy of its Form ADV (parts I and II) to the Adviser and the Company at least 48 hours prior to entering into this Agreement, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, not misleading. Subadviser will provide copies to the Adviser and the Company of any amendment to its Form ADV (part I or II) promptly after such amendment is made;

     (d) Subadviser has the power, capacity and authority to enter into this Agreement and to perform in accordance herewith, and the terms hereof do not violate any obligation by which the Subadviser is bound, whether arising by contract, operation of law or otherwise.

     12. Adviser Representations. The Adviser represents and warrants to the Subadviser as follows:

     (a)  Adviser is registered as an investment adviser under the Advisers Act;

     (b) Adviser is eligible to act as an investment adviser to a 1940 Act Registered Company and is not subject to any disqualification under the 1940 Act which would preclude it from so acting;

     (c) Adviser has the power, capacity and authority to enter into this Agreement and to perform in accordance herewith, and the terms hereof do not violate any obligation by which the Adviser is bound, whether arising by contract, operation of law or otherwise; and

     (d) A true and complete copy of the Advisory Agreement, and true and complete copies of every amendment to such agreement, will be delivered to the Investment Manager as promptly as practicable after the adoption thereof.

     13. Performance-Based Compensation. The Adviser represents that each equity owner of the Portfolio of the Company is a "qualified client" within the meaning of Rule 205-3 under the Advisers Act.

     14. ERISA Investment Manager. Until the Company becomes a 1940 Act Registered Company, the Adviser hereby appoints the Subadviser as "investment manager" in accordance with Section 3(38) of ERISA with respect to each of the constituent members of the Company

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the assets of which are included in the Subadvised Assets, and appoints the
Subadviser as the Adviser's attorney-in-fact to invest and reinvest the Subadvised Assets as fully as the Adviser itself could do. The Subadviser hereby acknowledges that it is an ERISA fiduciary with respect to the Subadvised Assets until such time as the Company is a 1940 Act Registered Company and accepts such retention and appointment and agrees to provide such investment management services. The Subadviser represents that it is and will continue to qualify as a "Qualified Professional Asset Manager" under Department of Labor Prohibited Transaction Class Exemption 84-14 until such time as the Company is a 1940 Act Registered Company.

     15. Indemnification. The Subadviser shall indemnify and hold harmless the Company and the Adviser from and against any liability or loss which they or any of them may incur or suffer to the extent such liability or loss was caused by the negligence, misfeasance or bad faith of the Subadviser, or the inaccurate representation of or material breach by the Subadviser of any of the provisions of this Agreement.

     By way of example but not as a limitation, the Subadviser agrees that a material breach of this Agreement will occur if (i) any transaction is entered into by the Company at the direction of the Subadviser constitutes a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, or (ii) at any time during the term of this Agreement, the Subadviser does not have in excess of $100 million under management on an unleveraged basis.

     16. Confidentiality. The Subadviser shall regard as confidential all information concerning the affairs of the Company, the Adviser and their affiliates, but shall be permitted to disclose to third parties the fact that the Subadviser is performing investment management activities on behalf of the Adviser and the Company provided the prior written consent to such disclosure is given by the Adviser. The Adviser shall regard as confidential all information and recommendations furnished by the Subadviser under this Agreement except as such information may be required to be disclosed (i) to a regulatory or administrative body that has jurisdiction over the operation of the Adviser, the Company or any of their respective affiliates, (ii) pursuant to subpoena or other legal process, (iii) to the Company or its members or (iv) in regulatory filings or reports.

     17. Term and Termination. This Agreement will be effective on the date hereof and, following the earlier of (i) the date the Company is a 1940 Act Registered Company or (ii) a 1940 Act duly constituted Board first approves this Agreement in accordance with the requirements of the 1940 Act, this Agreement shall continue for a period of two years, subject thereafter to being continued from year to year if specifically approved each year by either (a) the Board (and the disinterested directors of the Company as specified in the 1940 Act), or (b) by the affirmative vote of a majority of the Portfolio's outstanding voting securities (as specified in the 1940 Act). Prior to each 1940 Act required approval of this Agreement, the Board may request and the Subadviser shall furnish such information as may reasonably be necessary to enable the Board to evaluate the terms of this Agreement.

     Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by giving to the other party written notice. If the Adviser is terminating the Agreement, notice shall be given to the Subadviser at least five (5) business days

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prior to the date on which such termination is to become effective. If the
Subadviser is terminating the Agreement, notice shall be given to the Adviser and the Company at least sixty (60) days prior to the date on which such termination is to be effective.

     In addition, this Agreement may be terminated at any time, without the payment of any penalty, and upon five (5) business days written notice by a vote of the Board or by the vote of a majority of the Company's outstanding voting securities (as defined in the 1940 Act).

     18. Non-assignment. This Agreement shall not be assigned (as such term is defined in the 1940 Act) without the prior written consent of the other party hereto and such additional consents and approvals as may be required under applicable securities laws. This Agreement shall automatically terminate in the event of its assignment (within the meaning of the 1940 Act) without required consents and approvals.

     19. Miscellaneous. This Agreement, including the Schedules attached hereto, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between them regarding such subject matter. The Company is intended to benefit from covenants and representations made by the parties hereto.

     20. Amendments and Waivers. This Agreement may only be amended by a writing signed by both the Subadviser and the Adviser and, if the Company is a 1940 Act Registered Company, each such amendment will be approved by the Board and/or the Company's shareholders as required by the 1940 Act. The Adviser or Subadviser may by written consent waive, either prospectively or retrospectively and either for a specified period of time or indefinitely, the operation or effect of any provision of this Agreement. No waiver of any right by any party hereto shall be construed as a waiver of the same or any other right at any other time.

     21. Books and Records; Information and Personnel. In connection with and following the Company becoming a 1940 Act Registered Company, Subadviser agrees as follows:

     (a) to keep and maintain all books and records required under the 1940 Act with respect to the Subadvised Assets, to provide copies and access to the Adviser and the Company of all such books and records immediately upon request on any business day and to return such books and records to the Company upon termination of this Agreement, it being agreed that all such books and property are the property of the Company;

     (b) to provide such reports and information concerning the Subadviser and Subadvised Assets as the Adviser, the Company or the Board may from time to time request, including information for inclusion in the Company's registration statement under the 1940 Act or reports prepared pursuant thereto, including proxy statements and annual and semi-annual reports, and Subadviser represents that all the information so provided to the Company shall be accurate and

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          complete in all material respects and will not omit any material fact necessary to make the information not misleading; and

     (c) to make available upon reasonable notice to the Company, Board and applicable regulatory authorities senior personnel of the Subadviser involved in performing the Subadviser's duties under this Agreement, including for purposes of meetings of the Board, reporting of the management of Subadvised Assets under this Agreement and for regulatory inquiries.

     22. Notices. Except as otherwise expressly provided in this Agreement, whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be mailed by certified mail, return receipt requested or sent by courier or telefax with confirmation of transmission to the other party (with copies if so indicated) at the address set forth below or to such other address as a party may from time to time specify to the other party by such notice hereunder. Any such notice shall be deemed duly given when delivered (with copies if so indicated) at such address.

     23. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the state of New York, without giving effect to its principles of conflicts of law.

     24. Counterparts. This Agreement may be executed in any number of counterparts, any one of which need not contain the signature of more than one party, but all of such counterparts together shall constitute one agreement.

                                       8

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     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized representative, as of the date first above written.

NUMERIC INVESTORS L.P.                        General Motors Investment
                                              Management Corporation


By: WBE & ASSOCIATES, LLC


By: /s/ Raymond J. Joumas                     By:   /s/ Edgar Sullivan
    ----------------------------                    ----------------------------
    Raymond J. Joumas,                              Edgar Sullivan,
    Chief Financial Officer                         Vice President

Address:                                      Address:
    One Memorial Drive                              767 Fifth Avenue
    Cambridge, MA 02142                             New York, NY  10153
                                                    Attention: Paul Platkin

                                              Copy: General Counsel
                                                    767 Fifth Avenue
                                                    New York, NY  10153

                                   SCHEDULE A
                                       to
                          SUBADVISORY AGREEMENT between
   Numeric Investors L.P. and General Motors Investment Management Corporation
                                  July 31, 2002

                          Investment Parameters/Mandate

     Capitalized terms used herein but not otherwise defined shall have the meanings given to them in Schedule B.

     1. Investment Objective. The objective of the Portfolio for the Subadvised Assets is to attain the highest total return consistent with a reasonable degree of risk and in keeping with standards of prudence. The Subadviser will manage the Subadvised Assets in a manner as close as is reasonably practical to the Numeric European Long/Short Fund I L.P. ("the Fund") subject to the remainder of these guidelines, which take precedence. If the investment strategy of the Fund changes materially, the Subadviser will notify the Adviser and the Company of the changes before their implementation with respect to the Subadvised Assets.

     2. Risk and Return Objectives/Performance Goals. The Subadvised Asset's return will be reported by the Subadviser at the end of each month, and the Subadviser's performance will be reported by the Subadviser against the Index.

     The Subadviser shall seek to exceed the Index by an annualized 600 basis points on an after-fees basis over a three-year period; however, no guarantees can or are being made with respect to performance of the Subadvised Assets.

     3. Eligible Securities. Only the following securities are eligible investments:

..    Common stock, preferred stock and saving shares of companies listed on a recognized stock exchange in any of the countries within the Index may be bought or sold short. ADR's or GDR's of the aforementioned companies may also be bought or sold short.

..    Subject to the Adviser authorization requirements in paragraph 6 below,
     MSCI Pan-Euro futures, or other futures as deemed appropriate, may be owned on a long-only basis, subject the overall limitations on futures transactions contained herein.

..    Swap transactions as a substitute for direct investment in common or preferred stocks, and not for leverage; provided, however, that the Subadviser may not enter into any swap transaction at any time if as a result the aggregate notional exposure under swap transactions would exceed 50% of the value of the Subadvised Assets, and swap transactions may be entered into only with the counterparties and pursuant to documentation approved by the Adviser on behalf the Portfolio.

..    Currency transactions for currency hedging purposes or for purposes of obtaining currency for delivery upon settlement of transactions for the purchase or sale of investments, and not for leverage.

..    Short-term Euro cash deposits and cash and collateral deposits held with the Custodian.

     4. Cash Levels and Leverage.

..    Cash balances will be held in foreign currencies of countries in which investments are denominated as well as U.S. dollars.

..    Once the Company becomes a 1940 Act Registered Company, the Subadviser shall manage the Subadvised Assets in compliance with the senior securities restrictions of Section 18 of the 1940 Act, including required asset coverage ratios.

..    Prior to the Company becoming a 1940 Act Registered Company, the following shall apply:

..    The market value of securities held long with respect to Subadvised Assets will usually not exceed 100% of the Closing Equity, and at no time will exceed 105% of the Closing Equity.

..    The market value of securities sold short in the Subadvised Assets will usually not exceed 100% of the Closing Equity, and at no time will exceed 105% of the Closing Equity.

..    The market exposure obtained using MSCI Pan-Euro futures will usually not exceed 100% of the Closing Equity, and at no time will exceed 105% of the Closing Equity.

     5. Risk Controls.

..    The maximum position size for the longs and the shorts will be 1.33% at cost of the Closing Equity, and 1.66% at market value of the Closing
     Equity.

..    The Subadvised Assets will not consist of more than 2% of the outstanding stock of any single company.

..    The Subadvised Assets will be sector (per Numeric sector definitions)
     neutral to +/- 3% (i.e. the percent of longs in a particular sector will equal the percent of shorts in a particular sector to within 3%).

..    The Subadvised Assets will be country neutral to +/- 5% (i.e. the percent of longs in a particular country will equal the percent of shorts in a particular sector to within 5%).

     6. Additional Restrictions. Notwithstanding any other provision hereof, the Subadviser shall not take any of the following actions:

     (a) enter into any futures or options on futures contracts transactions, directly or indirectly, regulated under the Commodity Exchange Act, as amended, or otherwise, without the prior written consent of the Adviser.

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     (b)  after the Company is a 1940 Act Registered Company, enter into any transaction which is prohibited under the Company's 1940 Act Registration Statement, the 1940 Act or any policies or procedures adopted by the Board.

     7. Definitions.

..    "Closing Equity" shall mean, as of any date, the sum of all cash of the
     Subadvised Assets (including, without limitation, short credit balances) at the close of business on such date, plus the value of all eligible securities and other assets owned and held in a long position of the Subadvised Assets at the close of business on such date, minus the value of all eligible securities held as a short position of the Subadvised Assets at the close of business on such date. For purposes hereof, value shall be computed in accordance with paragraph 3 of Schedule B.

                                       3

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                                   SCHEDULE B

                                       to
                          SUBADVISORY AGREEMENT between
   Numeric Investors L.P. and General Motors Investment Management Corporation

                                  July 31, 2002

                       Investment Management Compensation

     1. Management Fees. Promptly following the last day of each fiscal quarter, the Adviser shall pay (or arrange for the Company to pay directly) the Subadviser a management fee for services rendered in administering and managing the Subadvised Assets during such quarter. This quarterly management fee shall equal the amount determined by multiplying the value of the Subadvised Assets as of the last business day of each month in the quarter and 1/12 of 1%. With respect to funds that are contributed or withdrawn during a quarter, the management fee shall be prorated based on the number of days such funds are under management by the Subadviser during such quarter.

     2. Performance-Based Compensation. In addition to the fees paid or payable under the preceding paragraphs, the Adviser shall pay (or arrange the Company to pay directly) to the Subadviser a Performance Fee (as defined below) as of each Measurement Date (as defined below). Notwithstanding anything in this Agreement to the contrary, no Performance Fee shall be charged prior to the first anniversary of the date Subadvised Assets were managed by the Subadviser.

     In the event that the Company or the Adviser shall withdraw assets from Subadvised Assets on or before any such Measurement Date (but after the first anniversary of the date of establishment of the Subadvised Assets), the Performance Fee, if any, shall be computed and paid immediately before such withdrawal, treating the date of withdrawal as a Measurement Date.

     "Performance Fee" shall mean, for any Measurement Date, the greater of (a) zero, and (b)(i) 20% of the remainder of (x) the Account Return through such Measurement Date minus (y) the Implied Return through such date minus (ii) the sum of all Performance Fees previously charged. The Subadviser shall have no obligation to make any payment to the Adviser (or the Company) in the event that the amount of any Performance Fee is negative at any time.

     "Account Return" shall mean, as of any Measurement Date, (a) the value of the Subadvised Assets as of such Measurement Date minus (b) the value of the Subadvised Assets at the beginning of the Relevant Measurement Period minus (c) the aggregate amount of all further contributions to Subadvised Assets during the Relevant Measurement Period, plus (d) the aggregate amount of all withdrawals from Subadvised Assets during the Relevant Measurement Period which are excluded from the calculation of the value of the Subadvised Assets as of such

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Measurement Date, plus (e) the aggregate amount of all Performance Fees charged to and paid to the Subadviser prior to such Measurement Date during the Relevant Measurement Period.

     "Implied Return" shall mean (a) the value of the Subadvised Assets at the beginning of the Relevant Measurement Period multiplied by the Index Return (as defined below) during the Relevant Measurement Period, plus (b) the sum of the products of (i) each additional contribution to Subadvised Assets during the Relevant Measurement Period multiplied by (ii) the Index Return from the date of such additional contribution through and including such Measurement Date, minus
(c) the sum of the products of (i) each withdrawal of capital from Subadvised Assets during the Relevant Measurement Period multiplied by (ii) the Index Return from the date of such withdrawal through and including such Measurement Date.

     "Index" shall mean the total rate of return of 90-day Treasury bills as measured by Merrill Lynch and currently available from Bloomberg systems as code GO01 (or if such index is abolished, a successor index as agreed between the Adviser and Subadviser).

     "Index Return" shall mean the time-weighted rate of return of the Index, including dividends on stocks in such Index, and stated as a percentage.

     "Measurement Date" shall mean July 31st of each year starting July 31st of 2003. In the case of contract termination, measurement date shall mean the final date on which funds are available for management hereunder.

     "Relevant Measurement Period" shall mean the period ending with the Measurement Date and beginning with the date of the establishment of the Subadvised Assets.

     3. Valuation of Assets. Whenever valuation of Subadvised Assets is required hereunder, the Adviser shall make a reasonable valuation and appraisal in accordance with the 1940 Act, as applicable, and any pricing procedures approved by the Board. The Adviser shall prepare a statement of the net worth of the Subadvised Assets showing as of the valuation date the value which, in the judgment of the Adviser, reflects the value of all Subadvised Assets less all attributable expenses, obligations and liabilities. A copy of such statement shall be forwarded to the Subadviser as soon as practicable but in no event later than the end of the second month after the valuation date. Securities which are listed on a national securities exchange shall be valued at their last sales prices on the date of determination, or, if no sales occurred on such day, at the mean between the bid and asked prices on such day. Securities which are not listed on a national securities exchange shall be valued at their last sales prices on the date of determination, or, if no sales occurred on such day, at their last closing bid prices if owned and held in a long position for the Subadvised Assets and their last closing asked prices if held as a short position for the Subadvised Assets. All other securities and all property other than securities shall be valued at fair value as reasonably determined by the Adviser. Notwithstanding the foregoing, securities or other property subject to any restriction shall be valued by the Adviser taking into account such restriction. Paragraph 3 shall be subject to such additional 1940 Act pricing procedures as may be adopted from time to time by the Board.

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